Exhibit 99.1

WORLD FUEL SERVICES CORPORATION INCREASES QUARTERLY DIVIDEND BY 17%

MIAMI — (BUSINESS WIRE) — September 13, 2022 — World Fuel Services Corporation (NYSE:INT) announced today that its board of directors has has approved a 17% increase to its quarterly cash dividend to $0.14 per share, which is payable on October 7, 2022 to shareholders of record on September 23, 2022.

“Today’s announcement is a reflection of our confidence in the rapidly evolving growth opportunities of our business and related cash generation,” said Ira M. Birns, executive vice president and chief financial officer. “Our disciplined approach to capital allocation demonstrates our commitment to generating long-term value for our shareholders.”

About World Fuel Services Corporation
Headquartered in Miami, Florida, World Fuel Services is a global energy management company involved in providing energy procurement advisory services, supply fulfillment and transaction and payment management solutions to commercial and industrial customers, principally in the aviation, marine and land transportation industries. World Fuel Services also offers natural gas and electricity, as well as energy advisory services, including programs for sustainability solutions and renewable energy alternatives. World Fuel Services sells fuel and delivers services to its clients at more than 8,000 locations in more than 200 countries and territories worldwide.

For more information, visit www.wfscorp.com.

Contacts

Ira M. Birns
Executive Vice President & Chief Financial Officer
or
Glenn Klevitz
Vice President, Treasurer and Investor Relations
(305) 428-8000
investors@wfscorp.com